Exhibit 99.1

       Acies Corp. Reports Continued Merchant Account Growth in September

      o Total accounts increased 30% in fiscal second quarter, 62% in the past six months, and 142% in the past twelve months

            o     Strong growth in seasonally slow period

NEW YORK - October 25, 2005 - Acies Corporation (OTC BB: ACIE), a financial services company specializing in payment processing and online banking services to small, medium and large size merchants across the United States, today announced growth statistics for its merchant account portfolio as of September 30, 2005.

Total merchant accounts grew 30 percent during the second fiscal quarter, ending September 30, 2005. For the first six months of fiscal 2006, total merchant accounts grew 62 percent. Total merchant accounts grew 142 percent during the past twelve months. Acies noted that the rapid growth in merchant accounts has been generated organically, with little addition to the Company's infrastructure or overhead.

"Our merchant account portfolio continues to build critical mass, marked by rapid growth in the fiscal second quarter," said Oleg Firer, President & CEO of Acies. "The total number of new accounts generated this quarter is nearly four times higher than the total number of new accounts generated in the same period a year ago. Based on this increased sales traction, we expect a significant positive impact on top-line performance as newly signed merchants come online and begin to contribute to revenues going forward."

"We believe this success illustrates the scalability of our business model and the quality of our sales and marketing efforts, and we are especially pleased to realize such a high rate of growth during what is seasonally a slow sales period."

About Acies Corporation

Acies Corporation (OTC BB: ACIE.OB) is a financial services company that, through its wholly-owned subsidiary, Acies, Inc., specializes in providing payment processing and online banking services to small, medium, and large-size merchants across the United States. Acies' payment processing services enable merchants to process Credit, Debit, Electronic Benefit Transfer (EBT), Check Conversion, and Gift & Loyalty transactions. Acies also offers traditional and next-generation point-of-sale (POS) terminals, which enable merchants to utilize Acies' payment processing services. Acies' banking services offer customers traditional banking services and the ability for customers to apply for an on-line bank account and pay bills electronically.

              For more information, visit http://www.aciesinc.com.

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Forward-looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, rate of growth, revenue increase, cost containment and growth strategy. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

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